Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2006, except for “Liquidity” in Note 1 as to which the date is May 12, 2006 and except for Note 14 as to which the date is September 18, 2006, relating to the financial statements of Achillion Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

September 20, 2006